UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2007

MANATRON, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-15264 (Commission File Number)	38-1983228 (IRS Employer Identification no.)

510 E. Milham Avenue Portage, Michigan (Address of principal executive offices)	49002 (Zip Code)

Registrant's telephone number,
including area code:  (269) 567-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

          On June 16, 2007, the Board of Directors of Manatron, Inc. (the "Company") adopted a shareholder rights plan and declared a dividend of one Right for each outstanding share of the Company's common stock (the "Common Stock"), outstanding on June 18, 2007. One Right will be associated with each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share (a "Unit") of Series B Preferred Stock, no par value per share (the "Preferred Stock"), at a price of $40.00 per Unit (the "Purchase Price"), subject to adjustment.

          The Rights will trade with the Common Stock and are not exercisable until the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated or associated persons acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (such person being referred to as an "Acquiring Person" and the date upon which such person becomes an Acquiring Person being referred to as the "Stock Acquisition Date"), (b) 10 business days following the commencement or announcement of an intention to commence a tender or exchange offer, the consummation of which would result in beneficial ownership by a person of 20% or more of the outstanding shares of Common Stock, or (c) 10 business days after the Company's Board of Directors determines, pursuant to certain criteria set forth in the Rights Agreement, that a person beneficially owning 15% or more of the outstanding shares of Common Stock is an "Adverse Person" (the earlier of such dates being called the "Distribution Date").

          In the event that, any time following the Stock Acquisition Date, the Company were acquired in a merger or other business combination transaction or in the event 50% or more of its assets or earning power were sold, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. Alternatively, in the event that, any time following the Distribution Date, the Company were the surviving corporation in a merger with an Acquiring Person and its Common Stock was not changed or exchanged, or an Acquiring Person were to engage in certain specified self-dealing transactions with the Company, or an Acquiring Person becomes the beneficial owner of more than 20% of the then outstanding shares of Common Stock, or a person had been or was designated as an Adverse Person by the Company's Board of Directors in accordance with the criteria set forth in the Rights Agreement, proper provision shall be made so that each holder of a Right, other than the Acquiring Person, Adverse Person and certain related parties (whose Rights will thereafter be void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the exercise price of such Right.

          At any time prior to the designation of a person as an Adverse Person under the Rights Agreement or the close of business on the fifteenth day after the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Further information on the Rights is contained in a Rights Agreement, dated June 16, 2007, between the Company and Registrar and Transfer Company, as Rights Agent, which is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

          See the disclosure set forth under Item 1.01 "Entry into a Material Definitive Agreement" above, which is incorporated into this Item 3.03 by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

          On June 18, 2007, Manatron, Inc. filed a Certificate of Designation, Preferences and Rights of Series B Preferred Stock with the Michigan Department of Labor and Economic Growth establishing the designations and the rights and preferences of the Series B Preferred Stock issuable upon exercise of the Rights (if the Rights become exercisable) as disclosed under Item 1.01 "Entry Into a Material Definitive Agreement" above, which has been filed as Exhibit 1 to the Form 8-A filed by Manatron, Inc. with the Securities and Exchange Commission on June 19, 2007 to register the Rights.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

4.1

Rights Agreement dated June 16, 2007 between Manatron, Inc. and Registrar and Transfer Company, which includes the form of Certificate of Designation, Preferences and Rights of Series B Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series B Preferred Stock as Exhibit C. Previously filed as Exhibit 1 to the Company's Form 8-A filed on June 19, 2007. Here incorporated by reference.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANATRON, INC.

Date: June 19, 2007	By /s/ Paul R. Sylvester
Paul R. Sylvester Chief Executive Officer and Co-Chairman

EXHIBIT INDEX

Exhibit Number	Document

4.1

Rights Agreement dated June 16, 2007 between Manatron, Inc. and Registrar and Transfer Company, which includes the form of Certificate of Designation, Preferences and Rights of Series B Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series B Preferred Stock as Exhibit C. Previously filed as Exhibit 1 to the Company's Form 8-A filed on June 19, 2007. Here incorporated by reference.